    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                          SIMON DEBARTOLO GROUP, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6798                            34-1755769
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                              NATIONAL CITY CENTER

                   115 WEST WASHINGTON STREET, SUITE 15 EAST
                             INDIANAPOLIS, IN 46204
                                 (317) 636-1600
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             JAMES M. BARKLEY, ESQ.

                                GENERAL COUNSEL
                              NATIONAL CITY CENTER
                   115 WEST WASHINGTON STREET, SUITE 15 EAST
                             INDIANAPOLIS, IN 46204
                                 (317) 636-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            DUNCAN J. STEWART, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS OF                 TO BE            OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED          PER SECURITY            PRICE                 FEE
----------------------------------------------------------------------------------------------------------------------------
6 5/8% Notes due 2003...................     $375,000,000             100%             $375,000,000           110,625
----------------------------------------------------------------------------------------------------------------------------
6 3/4% Notes due 2005...................     $300,000,000             100%             $300,000,000            88,500
----------------------------------------------------------------------------------------------------------------------------
7 3/8% Notes due 2018...................     $200,000,000             100%             $200,000,000            59,000
----------------------------------------------------------------------------------------------------------------------------
7% MandatOry Par Put Remarketed
  Securities due 2028...................     $200,000,000             100%             $200,000,000            59,000
----------------------------------------------------------------------------------------------------------------------------
Total...................................                                                                      317,125
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                          SIMON DEBARTOLO GROUP, L.P.
     OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 6 5/8% NOTES DUE 2003,
                6 3/4% NOTES DUE 2005, 7 3/8% NOTES DUE 2018 AND

           7% MANDATORY PAR PUT REMARKETED SECURITIESSM ("MOPPRSSM")
                                                      SIMON DEBARTOLO GROUP LOGO
DUE 2028 FOR EACH $1,000 IN PRINCIPAL AMOUNT OUTSTANDING OF LIKE SERIES OF NOTES
                            ------------------------

    Simon DeBartolo Group, L.P. (the "Operating Partnership") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $375,000,000 principal amount of 6 5/8% Notes due 2003 (the "Exchange 2003 Notes"), $300,000,000 principal amount of 6 3/4% Notes due 2005 (the "Exchange 2005 Notes"), $200,000,000 principal amount of 7 3/8% Notes due 2018 (the "Exchange 2018 Notes," and, together with the Exchange 2003 Notes and the Exchange 2005 Notes, the "Exchange Notes") and $200,000,000 principal amount of 7% MandatOry Par Put Remarketed SecuritiesSM ("MOPPRSSM") due 2028 (the "Exchange MOPPRS," and, together with the Exchange Notes, the "Exchange Securities") of the Operating Partnership, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of 6 5/8% Notes due 2003 (the "Original 2003 Notes"), 6 3/4% Notes due 2005 (the "Original 2005 Notes"), 7 3/8% Notes due 2018 (the "Original 2018 Notes," and, together with the Original 2003 Notes and the Original 2005 Notes, the "Original Notes") and 7% MOPPRSSM due 2028 (the "Original MOPPRS," and, together with the Original Notes, the "Original Securities"), respectively, of the Operating Partnership with the holders (the "Holders") thereof. The Original 2003 Notes and the Exchange 2003 Notes are referred to herein as the "2003 Notes," the Original 2005 Notes and the Exchange 2005 Notes are referred to herein as the "2005 Notes," the Original 2018 Notes and the Exchange 2018 Notes are referred to herein as the "2018 Notes," the Original MOPPRS and the Exchange MOPPRS are referred to herein as the "MOPPRS," the Original Notes and the Exchange Notes are referred to herein as the "Notes," and the Original Securities and the Exchange Securities are referred to herein as the "Securities."

    The terms of the Exchange Securities are identical in all material respects to the terms of the Original Securities of the same series, except that (i) the Exchange Securities will be freely transferable by holders thereof (except as provided below) and (ii) the Exchange Securities will be issued without any covenant of the Operating Partnership regarding registration. There will be no cash proceeds to the Operating Partnership from the Exchange Offer.

    Interest on the Securities is payable semi-annually on each June 15 and December 15, commencing December 15, 1998, except that with respect to the interest payable on the MOPPRS in June 2008, the interest payment date shall be June 16, 2008. The Securities are redeemable at the option of the Operating Partnership at a redemption price equal to the sum of (i) the principal amount of the Securities being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined herein), if any, at the times provided under "Description of Securities -- Optional Redemption." Unless earlier redeemed, the 2003 Notes will mature on June 15, 2003, the 2005 Notes will mature on June 15, 2005, the 2018 Notes will mature on June 15, 2018 and the MOPPRS will mature on June 15, 2028. The Securities will not be subject to any mandatory sinking fund. See "Description of Securities."

    THE MOPPRS ARE SUBJECT TO MANDATORY TENDER ON JUNE 16, 2008 (THE "REMARKETING DATE"). The annual interest rate on the MOPPRS to the Remarketing Date is 7%. If Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the remarketing dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of the Securities -- Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the MOPPRS from the holders thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of Securities -- Repurchase of MOPPRS."

    The Operating Partnership issued and sold $1.075 billion aggregate principal amount of Original Securities on June 22, 1998. Such sale was not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2) and Rule 144A of the Securities Act. Accordingly, the Original Securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on existing interpretations of the Securities Act by the staff of the Commission (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Operating Partnership believes that the Exchange Securities to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Securities who is an affiliate of the Operating Partnership or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Securities, or any broker-dealer who purchased the Securities from the Operating Partnership for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Securities in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Securities unless such sale or transfer is made pursuant to an exemption from such requirements. See "The Exchange Offer -- Terms of the Exchange" and "Plan of Distribution."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Securities being tendered for exchange. The Exchange Offer
will expire at 5:00 p.m., New York City time, on              , 1998, unless
extended (the "Expiration Date"). The date of acceptance for exchange of the Original Securities (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Securities. Original Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable. This Prospectus, together with the Letter of Transmittal, is being sent to all
registered holders of Original Securities as of            , 1998.

     SEE "RISK FACTORS" ON PAGE 8 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is             , 1998.
  "MANDATORY PAR PUT REMARKETED SECURITIESSM" AND "MOPPRSSM" ARE SERVICE MARKS
                       OWNED BY MERRILL LYNCH & CO., INC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus except as superseded or modified herein or therein:

          1. Annual Report of Simon DeBartolo Group, Inc. ("SDG") on Form 10-K and Form 10-K/A for the year ended December 31, 1997;

          2. SDG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

          3. SDG's Current Reports on Form 8-K filed on February 19, 1998, March 30, 1998, May 27, 1998, June 9, 1998 and August 12, 1998;

          4. Proxy Statement dated August 13, 1998 for Special and Annual Meeting of Stockholders of SDG to be held on September 23, 1998;

          5. The Operating Partnership's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1997;

          6. The Operating Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

          7. The Operating Partnership's Current Report on Form 8-K filed on September 18, 1998.

     The Exchange Act filing numbers of SDG and the Operating Partnership are 1-12618 and 333-11491, respectively.

     All documents filed by the Operating Partnership or SDG with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The foregoing documents of SDG filed under the Exchange Act have been incorporated by reference herein because they contain information concerning business, properties, operations and management of the Operating Partnership through which SDG conducts its operations.

     The Operating Partnership hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information incorporated by reference in this Prospectus (excluding exhibits to such information). Such requests should be directed to Simon DeBartolo Group, L.P., c/o Simon DeBartolo Group, Inc., National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204, Attention: Investor Relations; telephone (317) 636-1600.

                             AVAILABLE INFORMATION

     SDG and the Operating Partnership are subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, the SDG Common Stock is listed on the NYSE and SDG is required to file reports, proxy and information statements and other information with the NYSE. These documents can be inspected at the principal office of the NYSE, 11 Wall Street, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Pending CPI Merger," "Description of Securities" and appearing elsewhere or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SDG, the Operating Partnership or Corporate Property Investors, Inc., or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, but are not limited to, the following: general economic and business conditions, which will, without limitation, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the real estate markets including, without limitation, competition with other companies; risks of real estate development and acquisition; the continuing ability of SDG and Corporate Property Investors, Inc. to qualify as real estate investment trusts; adverse changes in federal income tax law (including the enactment of certain proposals currently pending in or enacted by Congress); risks relating to year 2000 issues; governmental actions and initiatives; and environmental/safety requirements.

                               TABLE OF CONTENTS

SUMMARY.....................................................    3
RISK FACTORS................................................    8
PENDING CPI MERGER..........................................    9
RATIO OF EARNINGS TO FIXED CHARGES..........................   11
USE OF PROCEEDS.............................................   11
THE EXCHANGE OFFER..........................................   11
DESCRIPTION OF SECURITIES...................................   19
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....   35
STATE AND LOCAL TAX CONSIDERATIONS..........................   38
PLAN OF DISTRIBUTION........................................   39
VALIDITY OF THE EXCHANGE SECURITIES.........................   40
EXPERTS.....................................................   40

                                    SUMMARY

     The following Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. All references to the "Operating Partnership" or "SDG" in this Prospectus include the Operating Partnership or SDG, as the case may be, and those entities owned or controlled by each and its or their predecessors, unless the context indicates otherwise.

                           THE OPERATING PARTNERSHIP

     Simon DeBartolo Group, L.P. (the "Operating Partnership") is a majority owned subsidiary partnership of Simon DeBartolo Group, Inc., a general partner of the Operating Partnership ("SDG"). SDG is a self-administered and self-managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Operating Partnership is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers. As of June 30, 1998, the Operating Partnership owned or held an interest in 216 income-producing properties, which consisted of 131 regional malls, 75 community shopping centers, three specialty retail centers, four mixed-use properties and three value-oriented super-regional malls located in 34 states (the "SDG Properties"). As of that same date, the Operating Partnership also owned direct or indirect interests in one specialty retail center and one value-oriented super-regional mall under construction, an additional two community centers in the final stages of preconstruction development and eight parcels of land held for future development (collectively, "SDG Development Properties," and together with the SDG Properties, "SDG Portfolio Properties"). The Operating Partnership self-manages SDG Properties wholly owned, directly or indirectly, by the Operating Partnership. In addition, the Operating Partnership holds substantially all of the economic interest in M.S. Management Associates, Inc. (the "SDG Management Company"), while substantially all of the voting stock is held by Melvin Simon, Herbert Simon and David Simon. The SDG Management Company manages SDG Properties not wholly owned by the Operating Partnership and certain other properties, and also engages in certain property development activities. The Operating Partnership also holds substantially all of the economic interest in, and the SDG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. ("DPMI"), which provides architectural, design, construction and other services to substantially all of the SDG Portfolio Properties, as well as certain other regional malls and community shopping centers owned by third parties. At June 30, 1998, SDG's ownership interest in the Operating Partnership was 63.9% and the Simons (which term means Melvin Simon, Herbert Simon, David Simon, certain of their affiliates and includes certain other Simon family members and estates, trusts and other entities established for their benefit) and certain third parties (collectively, "Limited Partners") held the remaining interests in the Operating Partnership not held directly or indirectly by SDG.

                               THE EXCHANGE OFFER

The Exchange Offer............   The Operating Partnership is offering to
                                 exchange (the "Exchange Offer") an aggregate of up to $375,000,000 principal amount of 6 5/8%
                                 Notes due 2003 (the "Exchange 2003 Notes"),
                                 $300,000,000 principal amount of 6 3/4% Notes due 2005 (the "Exchange 2005 Notes"),
                                 $200,000,000 principal amount of 7 3/8% Notes due 2018 (the "Exchange 2018 Notes," and, together with the Exchange 2003 Notes and the Exchange 2005 Notes, the "Exchange Notes") and
                                 $200,000,000 principal amount of 7% MandatOry
                                 Par Put Remarketed Securities(SM)
                                 ("MOPPRS(SM)") due 2028 (the "Exchange MOPPRS," and, together with the Exchange Notes, the "Exchange Securities") of the Operating
                                 Partnership, which have been registered under the Securities Act, for a like principal amount of 6 5/8% Notes due 2003 (the "Original 2003
                                 Notes"),

                                 6 3/4% Notes due 2005 (the "Original 2005
                                 Notes"), 7 3/8% Notes due 2018 (the "Original 2018 Notes," and, together with the Original 2003 Notes and the Original 2005 Notes, the "Original Notes") and 7% MOPPRS(SM) due 2028 (the "Original MOPPRS," and, together with the Original Notes, the "Original Securities"), respectively, of the Operating Partnership. The terms of the Exchange Securities are identical in all material respects to the terms of the Original Securities of the same series, except that (i) the Exchange Securities will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal") and
                                 (ii) the Exchange Securities will be issued without any covenant regarding registration under the Securities Act.

                                 Exchange Securities issued pursuant to the Exchange Offer in exchange for the Original Securities may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Operating Partnership within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Securities directly from the Issuer or (iii) broker-dealers who acquired Original Securities as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Securities.

Minimum Condition.............   The Exchange Offer is not conditioned upon any
                                 minimum aggregate principal amount of Original
                                 Securities being tendered for exchange.

Expiration Date...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on                , 1998
                                 unless extended (the "Expiration Date").

Exchange Date.................   The first date of acceptance for exchange for
                                 the Original Securities will be the first business day following the Expiration Date.

Conditions to the Exchange
Offer.........................   The obligation of the Operating Partnership to
                                 consummate the Exchange Offer is subject to certain conditions. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer." The
                                 Operating Partnership reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 the Expiration Date. Any Original Securities not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange
                                 Offer.

Procedures for Tendering
Original Securities...........   See "The Exchange Offer -- How to Tender."

Federal Income Tax
Consequences..................   The exchange of Original Securities for
                                 Exchange Securities by holders will not be a taxable exchange for federal income tax purposes, and as a result holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Effect on Holders of Original
  Securities..................   As a result of the making of this Exchange
                                 Offer, and upon acceptance for exchange of all validly tendered Original Securities pursuant to the terms of this Exchange Offer, the Operating Partnership will have fulfilled a covenant contained in the terms of the Original
                                 Securities and the Registration Rights
                                 Agreement (the "Registration Rights
                                 Agreement"), dated as of June 22, 1998, among the Operating Partnership and the initial purchasers of the Original Securities (the
                                 "Initial Purchasers") and, accordingly, the holders of the Original Securities will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Description of Securities -- Registration Rights." Holders of the Original Securities who do not tender their Original Securities in the Exchange Offer will continue to hold such Original Securities and will be entitled to all the rights and limitations applicable thereto under the indenture, dated as of November 26, 1996, between the Operating Partnership and The Chase
                                 Manhattan Bank, as Trustee (the "Trustee"), as supplemented by an Indenture Supplement dated as of June 22, 1998 relating to the Original
                                 Securities and the Exchange Securities
                                 (together, the "Indenture"). All untendered, and tendered but unaccepted, Original
                                 Securities will continue to be subject to the restrictions on transfer provided for in such Original Securities and the Indenture. To the extent that Original Securities are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Securities could be adversely affected. See "Risk
                                 Factors -- Consequences of Failure to
                                 Exchange."

Exchange Agent................   The Chase Manhattan Bank, the Trustee under the
                                 Indenture, is serving as exchange agent (the
                                 "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange
                                 Agent is: 55 Water Street, Room 234, North
                                 Building, New York, NY 10041, Attention: Carlos
                                 Esteves. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 638-0828 and the facsimile number for the Exchange Agent is
                                 (212) 638-7375 or (212) 344-9367.

                            TERMS OF THE SECURITIES

     The Exchange Offer applies to each series of Original Securities. The form and terms of the Exchange Securities are the same as the form and terms of the Original Securities of the same series for which they may be exchanged except that the Exchange Securities have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Securities will evidence the same debt as the Original Securities of the same series and will be entitled to the benefits of the Indenture. The following summary of the terms of the Securities does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere herein, including under the heading "Description of Securities."

Issuer........................   Simon DeBartolo Group, L.P. The principal
                                 executive office of the Operating Partnership is located at National City Center, 115 West
                                 Washington Street, Suite 15 East, Indianapolis,
                                 IN 46204, and its telephone number at that address is (317) 636-1600.

Maturity......................   Unless, in each case, redeemed prior to
                                 maturity as described below, the 2003 Notes will mature on June 15, 2003, the 2005 Notes will mature on June 15, 2005, the 2018 Notes will mature on June 15, 2018 and the MOPPRS will mature on June 15, 2028 (the "Stated
                                 Maturity Date").

Optional Redemption...........   The Notes are redeemable at any time at the
                                 option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Securities --
                                 Optional Redemption." The MOPPRS will be redeemable at the option of the Operating
                                 Partnership, (x) prior to the Remarketing Date with the consent of the Remarketing Dealer and
                                 (y) if the Remarketing Dealer remarkets the MOPPRS, after the Remarketing Date, in either case, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the MOPPRS being redeemed plus accrued interest to the redemption date and
                                 (ii) the Make-Whole Amount, if any. The MOPPRS are subject to redemption from the Remarketing
                                 Dealer, in whole but not in part, at the option of the Operating Partnership on the Remarketing
                                 Date at the MOPPRS Optional Redemption Price.
                                 The MOPPRS are not otherwise subject to
                                 redemption by the Operating Partnership prior to the Remarketing Date. See "Description of
                                 Securities -- Tender of MOPPRS; Remarketing."

Mandatory Tender of MOPPRS;
  Remarketing and
  Repurchase..................   Provided that the Remarketing Dealer gives
                                 notice to the Operating Partnership and the Trustee on a Business Day not later than five
                                 Business Days prior to the Remarketing Date of its intention to purchase MOPPRS for remarketing, each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Description of the
                                 Securities -- Repurchase of the MOPPRS" or
                                 "-- Redemption of the MOPPRS."

                                 The purchase price to be paid by the
                                 Remarketing Dealer for the tendered MOPPRS will be equal to 100% of the principal amount thereof. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the MOPPRS from the holders thereof at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest, if any, on the

                                 MOPPRS to the Remarketing Date. See
                                 "Description of the Securities -- Repurchase of the MOPPRS."

Interest Payment Dates........   Interest on the Securities is payable
                                 semi-annually in arrears on June 15 and
                                 December 15, commencing December 15, 1998
                                 ("Interest Payment Dates"); provided that, for the MOPPRS, the Interest Payment Date occurring in June 2008 shall be June 16, 2008.

Ranking.......................   The Securities will rank pari passu with each
                                 other and with all other unsecured and
                                 unsubordinated indebtedness of the Operating
                                 Partnership except that the Securities will be effectively subordinated to (i) the prior claims of each secured mortgage lender to any specific assets which secure such lender's mortgage and (ii) any claims of creditors of subsidiaries of the Operating Partnership to the extent of the assets of such subsidiaries.

Limitations on Incurrence of
Debt..........................   The Securities contain various covenants,
                                 including the following:

                                 (1) The Operating Partnership will not incur
                                     any Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter and (ii) any increase in Adjusted Total Assets from the end of such quarter, including any pro forma increase resulting from the application of proceeds of such additional Debt.

                                 (2) The Operating Partnership will not incur
                                     any Secured Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter, including any pro forma increase resulting from the application of proceeds of such additional Secured Debt.

                                 (3) The Operating Partnership will not incur
                                     any Debt if the ratio of EBITDA After
                                     Minority Interest to Interest Expense for the four consecutive fiscal quarters most recently ended prior to the incurrence of such Debt, on a pro forma basis, is less than 1.75 to 1.

                                 (4) The Operating Partnership is required to
                                     maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt.

                                 For definitions of the capitalized terms used in the foregoing description of covenants, see "Description of Securities -- Certain Covenants."

                                  RISK FACTORS

CONSEQUENCES OF FAILURE TO EXCHANGE

     Issuance of the Exchange Securities in exchange for the Original Securities pursuant to the Exchange Offer will be made only after timely receipt by the Operating Partnership of such Original Securities, a properly completed and duly executed Letter of Transmittal or an Agent's Message and all other required documents. Therefore, holders of Original Securities desiring to tender such Original Securities in exchange for Exchange Securities should allow sufficient time to ensure timely delivery. The Operating Partnership is under no duty to give notification of defects or irregularities with respect to the tenders of Original Securities for exchange. Original Securities that are not tendered or that are tendered but not accepted pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Securities as set forth in the legend thereon and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In general, the Original Securities may not be offered or sold unless registered under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. Except under certain limited circumstances, the Operating Partnership does not intend to register the Original Securities under the Securities Act. In addition, any holder of Original Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of Exchange Securities may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives Exchange Securities for its own account in exchange for Original Securities, where such Original Securities were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See "Plan of Distribution." To the extent Original Securities are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Securities not tendered and the price at which they may be sold, could be adversely affected. See "The Exchange Offer."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE EXCHANGE SECURITIES

     The Exchange Securities are new securities for which there is currently no market. The Operating Partnership does not intend to apply for listing of the Exchange Securities on any securities exchange or for the inclusion of the Exchange Securities in any automated quotation system. The Original Securities have been designated for trading in the PORTAL market. Although the Initial Purchasers may, following completion of the Exchange Offer, make a market in the Exchange Securities, they are not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Securities. If a trading market does not develop or is not maintained, holders of the Exchange Securities may experience difficulty in reselling the Exchange Securities or may be unable to sell them at all. If a market for the Exchange Securities were to develop, the Exchange Securities could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including, among other things, prevailing interest rates, the Operating Partnership's operating results and the markets for similar securities.

                               PENDING CPI MERGER

TERMS OF THE CPI MERGER AGREEMENT

  General

     SDG has entered into a definitive merger agreement dated as of February 18, 1998 (the "CPI Merger Agreement") with Corporate Property Investors, Inc. ("CPI") and its "paired share" affiliate, Corporate Realty Consultants, Inc. ("CRC"). The CPI Merger Agreement provides that the Operating Partnership will directly or indirectly acquire all of the assets and liabilities of CPI and the current stockholders of SDG and CPI will become stockholders of CPI, which will be renamed Simon Property Group, Inc. in connection with the CPI Merger (referred to herein as "Simon Group") and will receive or retain beneficial interests in all of the outstanding common stock of CRC (such transactions, the "CPI Merger"). The CPI Merger will result in the combination of the existing businesses and properties of SDG and CPI. The businesses will be conducted and such properties will be held through the Operating Partnership and/or its subsidiaries. See "-- Structure of Simon Group After the CPI Merger."

     The CPI Merger Agreement provides for (i) (X) the merger of a substantially wholly owned subsidiary of CPI with and into SDG, and (Y) the conversion of each outstanding share of SDG Common Stock into the right to receive one share of common stock, par value $0.0001 per share, of CPI ("CPI Common Stock" and, after consummation of the CPI Merger, "Simon Common Stock," as the case may be) and
(ii) immediately prior to the consummation of the CPI Merger, the declaration of a dividend for each outstanding share of CPI Common Stock consisting of: (a) $90.00 cash (subject to adjustment, as described below) (the "CPI Cash Dividend"); (b) 1.0818 shares of CPI Common Stock; and (c) 0.19 shares of CPI's Series B Convertible Preferred Stock, par value $.01 per share, having a liquidation value of $100 per share ("CPI Series B Preferred Stock," which from and after the effective time of the CPI Merger shall be referred to as "Simon Series B Preferred Stock") ((a), (b) and (c), collectively, the "CPI Merger Dividend"). Each share of Simon Common Stock outstanding or issued in connection with the CPI Merger will be paired with a beneficial interest in shares of common stock of CRC ("CRC Common Stock") held by certain trusts.

     The CPI Cash Dividend is subject to adjustment as follows: (i) if the Market Price (as defined below) for the SDG Common Stock at the effective time of the CPI Merger exceeds $38.67, then the CPI Cash Dividend shall be reduced by an amount equal to such excess multiplied by 2.0818 and (ii) if the Market Price for SDG Common Stock at the effective time of the CPI Merger is less than $28.58, then the CPI Cash Dividend shall be increased by an amount equal to such deficiency multiplied by 2.0818. The "Market Price" shall be the average of the closing prices per share for the SDG Common Stock on the New York Stock Exchange ("NYSE") for the 20 consecutive trading days ending on the fifth trading day prior to the effective time of the CPI Merger.

  Conditions to Consummation of the CPI Merger

     The CPI Merger is subject to certain conditions, including (i) the approval and adoption of the CPI Merger Agreement and certain related matters by the requisite votes of the SDG stockholders, (ii) the approval of the issuance of shares and related beneficial interests by the requisite vote of CPI and CRC stockholders (holders representing more than a majority of CPI Common Stock and more than two-thirds of CPI preferred shares have entered into stockholder voting agreements agreeing to vote their shares in favor of the CPI Merger and the adoption of the CPI Merger Agreement); (iii) the Registration Statement on Form S-4 relating to the issuance of shares of Simon Common Stock to stockholders of SDG in the CPI Merger having become effective in accordance with the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement having been issued and remaining in effect and no proceeding seeking such an order being pending or threatened; (iv) the receipt of all state securities or "blue sky" permits and other authorizations necessary to issue securities (a) pursuant to the CPI Merger Agreement, (b) under CPI and SDG stock option plans after the CPI Merger and (c) upon conversion of (I) the 6.50% First Series Preferred Stock of CPI ("CPI Series A Preferred Stock," which from and after the effective time of the CPI Merger shall be referred to as "Simon Series A Preferred Stock") and

(II) the CPI Series B Preferred Stock; (v) the Simon Common Stock issued pursuant to the CPI Merger Agreement, the CPI Common Stock previously outstanding and issuable under certain SDG and Company option plans or upon conversion of the Simon Series A Preferred Stock and Simon Series B Preferred Stock after the CPI Merger having been authorized for listing on the NYSE; (vi) no court of competent jurisdiction or other competent governmental or regulatory authority having enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the CPI Merger or the other transactions contemplated by the CPI Merger Agreement; and (vii) each party to the CPI Merger Agreement having received a satisfactory opinion of its special counsel as to certain matters. All of the foregoing conditions to consummation of the CPI Merger are subject to the waiver of the parties to the CPI Merger Agreement.

     The Operating Partnership currently expects that the CPI Merger will be consummated in September 1998, although no assurance can be given that the CPI Merger will be consummated.

STRUCTURE OF SIMON GROUP AFTER THE CPI MERGER

     The CPI Merger will result in the combination of the existing businesses and properties of SDG and CPI. Substantially all of the businesses will be conducted and such properties will be held through the Operating Partnership and one or more subsidiaries of the Operating Partnership. In the CPI Merger, a substantially wholly owned subsidiary of CPI will merge with and into SDG, with SDG being the surviving company and becoming a subsidiary of Simon Group (with Simon Group owning in excess of 99.9% of its outstanding common stock). In exchange for each of their shares of SDG Common Stock, the stockholders of SDG will receive one share of Simon Common Stock. Based upon the capitalization of SDG and CPI on June 30, 1998, the stockholders of SDG would own in the aggregate approximately 67% of the outstanding shares of Simon Group common stock following the CPI Merger.

     The Operating Partnership will continue in existence after the CPI Merger under an amended and restated limited partnership agreement. At the effective time of the CPI Merger, Simon Group will transfer, or direct the transfer of, substantially all of the assets (i.e., all of the assets other than assets valued at approximately $153.1 million, including Ocean County Mall, valued at approximately $145.8 million) and liabilities that, prior to the CPI Merger, were CPI's assets and liabilities to one or more subsidiaries of the Operating Partnership, in consideration for 49,859,698 limited partnership units and 5,175,287 preferred partnership interests in the Operating Partnership, which transfer will result in a reduction of the aggregate percentage interests in the Operating Partnership held by the Limited Partners from 36.1% to 28.2% assuming the CPI Merger had occurred on June 30, 1998. The assets and liabilities to be transferred by Simon Group are valued at approximately $2.4 billion, based on the consideration to be received or retained by the stockholders of CPI in connection with the CPI Merger, which amount equals the value of the limited partnership interests in the Operating Partnership to be transferred to Simon Group and is based on the closing trading price per share of SDG Common Stock of $33 5/8 on February 18, 1998, the last trading date preceding public announcement of the CPI Merger. On June 30, 1998, Melvin and Herbert Simon, Simon Group's Co-Chairmen, and David Simon, Simon Group's Chief Executive Officer, held 9.7%, 5.7% and 1.3%, respectively, of the Operating Partnership, and after such transfer will hold 7.6%, 4.4% and 1.0%, respectively, assuming such transfer had taken place on June 30, 1998. Each of SDG and SD Property Group, Inc. (of which SDG owns in excess of 99.9% of the outstanding common stock) will continue as general partners of the Operating Partnership. Simon Group, both directly and indirectly through its ownership of SDG, will own approximately a 71.8% interest in the Operating Partnership and will be a general partner of the Operating Partnership assuming the CPI Merger had occurred on June 30, 1998.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical consolidated ratio of earnings to fixed charges of the Operating Partnership and its predecessors for the periods indicated.

SIX MONTHS ENDED
    JUNE 30,               YEAR ENDED DECEMBER 31,
-----------------   -------------------------------------
 1998      1997     1997    1996    1995    1994    1993
-------   -------   -----   -----   -----   -----   -----
 1.44x     1.71x    1.68x   1.64x   1.67x   1.43x   3.36x(1)

---------------
(1) Prior to the commencement of business by Simon Property Group, L.P. ("SPG, LP") in December 1993, the predecessor of SPG, LP maintained a different ownership and equity structure. The operating properties of the predecessor of SPG, LP historically generated positive net cash flow. The financial statements of the predecessor of SPG, LP show net income for the period January 1, 1993 through December 19, 1993. The ratio of earnings to fixed charges for the period January 1, 1993 through December 19, 1993 was 1.11x.

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                USE OF PROCEEDS

     There will be no proceeds to the Operating Partnership from the exchange pursuant to the Exchange Offer. The net proceeds from the issuance of the Original Securities were approximately $1,070.4 billion. The Operating Partnership used such proceeds to repay amounts outstanding under certain credit facilities and for general corporate purposes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Operating Partnership issued and sold $1.075 billion aggregate principal amount of Original Securities on June 22, 1998 (the "Closing Date"). Such sale was not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2) and Rule 144A of the Securities Act. In connection with the sale of the Original Securities, the Operating Partnership agreed to use its reasonable efforts to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which additional series of each issue of Original Securities of the Operating Partnership, the Exchange Securities, covered by such registration statement and containing substantially the same terms as the same series of Original Securities, except as set forth in this Prospectus, would be offered in exchange for such Original Securities tendered at the option of the holders thereof. If (i) because of any change in law or in currently prevailing interpretations of the Staff, the Operating Partnership is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days of the Closing Date, or (iii) in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Securities on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Operating Partnership within the meaning of the Securities Act or as a broker-dealer), then in each case, the Operating Partnership will (x) promptly deliver to the holders written notice thereof and (y) at the Operating Partnership's sole expense (a) as promptly as practicable (but in no event more than 60 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resales of the Original Securities (the "Shelf Registration Statement"), (b) use its reasonable best efforts to cause the Shelf

Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, the end of such shorter period) after the Closing Date or such time as all of the applicable Securities have been sold thereunder. In the event that (i) the Operating Partnership has failed to file the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, (ii) the Exchange Offer Registration Statement, or, if applicable, the Shelf Registration Statement, has not been declared effective by the Commission, or (iii) the Exchange Offer has not been consummated or the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to remain effective, in each case within specified time periods, the interest rate borne by the Original Securities will be increased. See "Description of Securities -- Registration Rights."

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Operating Partnership under the Registration Rights Agreements.

TERMS OF THE EXCHANGE

     The Operating Partnership hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Securities for each $1,000 in principal amount of Original Securities of the same series. The terms of the Exchange Securities are identical in all material respects to the terms of the Original Securities of the same series, except that the Exchange Securities will generally be freely transferable by holders thereof, and the holders of the Exchange Securities (as well as remaining holders of any Original Securities) will not be entitled to registration rights under the Registration Rights Agreement. See "Description of Securities -- Registration Rights." The Exchange Securities will evidence the same debt as the Original Securities of the same series and will be entitled to the benefits of the Indenture. See "Description of Securities."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Securities being tendered for exchange.

     Based on existing interpretations of the Securities Act by the staff of the Commission (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Operating Partnership believes that the Exchange Securities to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Securities who is an affiliate of the Operating Partnership or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Securities, or any broker-dealer who purchased the Securities from the Operating Partnership for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Securities in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Securities unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

     Each holder of Original Securities (other than certain specified holders) who wishes to exchange Original Securities for Exchange Securities in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Operating Partnership, (ii) the Exchange Securities to be received by it were acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities. In addition, in connection with any resales of Exchange Securities, any broker-dealer who acquired the Security for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Securities (other than a resale of an unsold allotment from the original sale of the Securities) with the prospectus contained in the Exchange Offer Registration Statement. Under the

Registration Rights Agreement, the Operating Partnership is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Securities for a period of 180 days from the issuance of the Exchange Securities.

     Tendering holders of Original Securities will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Securities pursuant to the Exchange Offer.

     The Exchange Securities will bear interest from and including their respective dates of issuance. Interest on Original Securities that are accepted for exchange will accrue to, but not including, the date of issuance of the Exchange Securities, such interest to be payable with the first interest payment on the Exchange Securities to holders of record 15 calendar days prior to such interest payment date. See "Description of Securities-Principal and Interest."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on             , 1998, unless the
Operating Partnership in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Operating Partnership, expires. The Operating Partnership reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to the Exchange Agent, and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Securities previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Operating Partnership expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Original Securities for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Operating Partnership and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Securities. If any such termination or amendment occurs, the Operating Partnership will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Securities as promptly as practicable. Unless the Operating Partnership terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Operating Partnership will exchange the Exchange Securities for the Original Securities as promptly as practicable after the Expiration Date.

     If the Operating Partnership waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Securities in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Operating Partnership to record holders of
Original Securities as of             , 1998 and will be furnished to brokers,
banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Securities.

HOW TO TENDER

     The tender to the Operating Partnership of Original Securities by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Operating Partnership in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. A holder of an Original Security may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Securities being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     Any financial institution that is a participant in DTC's book-entry transfer system may make book-entry delivery of the Original Securities by causing DTC to transfer such Original Securities into the Exchange Agent's account and to deliver an Agent's Message on or prior to the Expiration Date in accordance with DTC's procedures for such transfer and delivery. If delivery of Original Securities is effected through book-entry transfer into the Exchange Agent's account at DTC and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of a participant's Original Securities into the Exchange Agent's account at DTC, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and the Operating Partnership may enforce the Letter of Transmittal against such participant.

     THE METHOD OF DELIVERY OF ORIGINAL SECURITIES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Only a holder of Original Securities may tender such Original Securities in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Original Securities are registered on the books of the Trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Securities are held of record by DTC who desires to deliver such Original Securities by book-entry transfer at DTC.

     Any beneficial owner whose Original Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Securities should contact such holder promptly and instruct such holder to tender Original Securities on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Securities himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Securities, either make appropriate arrangements to register ownership of the Original Securities in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     If tendered Original Securities are registered in the name of the signer of the Letter of Transmittal and the Exchange Securities to be issued in exchange therefor are to be issued (and any untendered Original Securities are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Securities must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Operating Partnership and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Securities and/or Original Securities not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Securities, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Securities at The Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Original Securities by causing DTC to transfer such Original Securities into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Original Securities may be effected through book-entry transfer at DTC, the Letter of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Securities to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Securities are registered and, if possible, the certificate numbers and series of the Original Securities to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Original Securities, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Securities being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Operating Partnership may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Securities (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Securities in exchange for Original Securities tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Securities (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Securities will be determined by the Operating Partnership, whose determination will be final and binding. The Operating Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Operating Partnership, be unlawful. The Operating Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Operating Partnership, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Operating Partnership's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Securities for exchange (the "Transferor") exchanges, assigns and transfers the Original Securities to the Operating Partnership and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Securities to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Securities, and that, when the same are accepted for exchange, the Operating Partnership will acquire good and unencumbered title to the tendered Original Securities, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Operating Partnership to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Securities. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     Each holder of Original Securities (other than certain specified holders) who wishes to exchange Original Securities for Exchange Securities in the Exchange Offer will be required to represent in the Letter of Transmittal that
(i) it is not an affiliate of the Operating Partnership, (ii) the Exchange Securities to be received by it were acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities.

WITHDRAWAL RIGHTS

     Original Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Securities to be withdrawn, the certificate numbers of Original Securities to be withdrawn, the principal amount of Original Securities to be withdrawn (which must be an authorized denomination), that such holder is withdrawing his election to have such Original Securities exchanged, and the name of the registered holder of such Original Securities. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Original Securities tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn Original Securities promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Operating Partnership, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Securities validly tendered and not withdrawn will be made on the Exchange Date. The Exchange Securities will be issued as promptly as practicable after the Expiration Date. For the purposes of the Exchange Offer, the Operating Partnership shall be deemed to have accepted for exchange validly tendered Original Securities when, as and if the Operating Partnership has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     The Exchange Agent will act as agent for the tendering holders of Original Securities for the purposes of receiving Exchange Securities from the Operating Partnership and causing the Original Securities to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Securities to be issued in exchange for accepted Original Securities will be made by the Exchange Agent promptly after acceptance of the tendered Original Securities. Original Securities not accepted for exchange by the Operating Partnership will be returned without expense to the tendering holders (or in the case of Original Securities tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the procedures described above, such non-exchanged Original Securities will be credited to an account maintained with DTC promptly following the Expiration Date or, if the Operating Partnership terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Operating Partnership will not be required to issue Exchange Securities in respect of any properly tendered Original Securities not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Operating Partnership to accept for exchange or exchange some or all of the Original Securities pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Operating Partnership might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Operating Partnership, might result in the holders of Exchange Securities having obligations with respect to resales and transfers of Exchange Securities which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Operating Partnership.

     The foregoing conditions are for the sole benefit of the Operating Partnership and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Operating Partnership) giving rise to such condition or may be waived by the Operating Partnership in whole or in part at any time or from time to time in their sole discretion. The failure by the Operating Partnership at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Operating Partnership has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Operating Partnership concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Operating Partnership will not accept for exchange any Original Securities tendered and no Exchange Securities will be issued in exchange for any such Original Securities, if at such time any stop order shall be threatened or in effect with respect to (i) the Registration Statement of which this Prospectus constitutes a part or (ii) qualification under the Trust Indenture Act of 1939 (the "TIA") of the Indenture pursuant to which such Original Securities were issued.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Operating Partnership has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Operating Partnership will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Operating Partnership. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Operating Partnership since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Securities in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Operating Partnership may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Securities in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Operating Partnership by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL SECURITIES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Securities for Exchange Securities by holders will not be a taxable exchange for Federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Securities are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Securities pursuant to the terms of this Exchange Offer, the Operating Partnership will have fulfilled a covenant contained in the terms of the Original Securities and the Registration Rights Agreement. Holders of the Original Securities who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture pursuant to which such Original Securities were issued, except for any such rights under the respective Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Securities." All untendered Original Securities will continue to be subject to the restriction on transfer set forth in the Indenture pursuant to which such Original Securities were issued.

     The Operating Partnership may in the future seek to acquire untendered Original Securities in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Operating Partnership has no present plan to acquire any Original Securities which are not tendered in the Exchange Offer.

                           DESCRIPTION OF SECURITIES

     The Exchange Securities, like the Original Securities, will be issued under an Indenture dated as of November 26, 1996, between the Operating Partnership and The Chase Manhattan Bank, as Trustee (the "Trustee"), as supplemented by an Indenture Supplement dated as of June 22, 1998 (together, the "Indenture"). The terms of the Securities include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms, and the TIA. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The 2003 Notes, 2005 Notes, 2018 Notes and the MOPPRS will be limited in aggregate principal amount to $375,000,000, $300,000,000, $200,000,000 and
$200,000,000, respectively. The Exchange Securities will be issuable in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Securities will be unsecured and unsubordinated and will rank pari passu with all other unsecured and unsubordinated obligations of the Operating Partnership from time to time outstanding (other than obligations preferred by mandatory provisions of law). The Securities will be effectively subordinated to (i) the prior claims of each secured mortgage lender to any specific SDG Portfolio Property that secures such lender's mortgage and (ii) any claims of creditors of subsidiaries of the Operating Partnership to the extent of the assets of such subsidiaries. Subject to certain limitations set forth in the Indenture, and as described under "-- Certain Covenants -- Limitations on Incurrence of Debt" below, the Indenture will permit the Operating Partnership and its subsidiaries to incur additional secured and unsecured indebtedness. No partner (whether limited or general, including SDG) of the Operating Partnership has any obligation for payment of principal of (and premium, if any) and interest, if any, on, or any other amount with respect to, the Securities.

     Unless redeemed prior to maturity as described under "-- Optional Redemption of Notes," the entire principal amount of each of the 2003 Notes, the 2005 Notes and the 2018 Notes will mature and become due and payable, together with accrued and unpaid interest thereon, if any, on June 15, 2003, June 15, 2005, and June 15, 2018, respectively. Unless redeemed prior to maturity as described under "-- Optional Redemption" and "-- Redemption of MOPPRS," the MOPPRS will mature on June 15, 2028 (the "Stated Maturity Date"). The MOPPRS are subject to mandatory tender on June 16, 2008. See "-- Tender of MOPPRS; Remarketing." The Securities are not subject to any sinking fund provisions.

     Except as described under "-- Certain Covenants -- Limitations on Incurrence of Debt" and under "-- Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, SDG, or any affiliate thereof, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes.

PRINCIPAL AND INTEREST

     The 2003 Notes will bear interest at 6 5/8% per annum, the 2005 Notes will bear interest at 6 3/4% per annum and the 2018 Notes will bear interest at 7 3/8% per annum, in each case from June 22, 1998, or from the immediately preceding Interest Payment Date to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 1998, and on the maturity date. The

MOPPRS will bear interest from June 22, 1998 at the annual interest rate of 7% to the Remarketing Date. Such interest shall be payable in arrears on each June 15 and December 15, commencing December 15, 1998; provided that on the Interest Payment Date occurring in June 2008, interest shall be payable on June 16, 2008. If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein, (i) the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See
"-- Tender of MOPPRS; Remarketing."

     Interest on the Securities will be payable to the persons in whose names the applicable Securities are registered in the security register applicable to the Securities maintained by the Operating Partnership at the corporate trust office of the Trustee (the "Security Register") at the close of business 15 calendar days prior to such Interest Payment Date regardless of whether such day is a Business Day, as defined below. Interest on the Securities will be computed on the basis of a year of twelve 30-day months.

     The principal of each Security payable at maturity or redemption will be paid against presentation and surrender of such Security at the corporate trust office of the Trustee, located at New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     If any Interest Payment Date or the maturity date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day with the same force and effect as though it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

OPTIONAL REDEMPTION

     The Notes of any series may be redeemed at any time after the Closing Date, and the MOPPRS may be redeemed at any time at the option of the Operating Partnership, (x) prior to the Remarketing Date with the consent of the Remarketing Dealer and (y) if the Remarketing Dealer has remarketed the MOPPRS, after the Remarketing Date, in all cases, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Securities (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Securities of any series called for redemption shall have been made available on the redemption date referred to in such notice, such Securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the Securities from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Securities in accordance with such notice.

     Notice of any optional redemption of any Securities of any series will be given to holders at their addresses, as shown in the Security Register for the Securities, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Securities of such series held by such holder to be redeemed.

     If less than all the Securities of any series are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as may be satisfactory to the Trustee) of the aggregate principal amount of Securities of such series to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Securities of such series to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Securities, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made (through the Remarketing Date in the case of a Make-Whole Amount with respect to a redemption of MOPPRS prior to the Remarketing Date), determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the Securities being redeemed or accelerated.

     "Reinvestment Rate" means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus .25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government
Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities, rounding each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

TENDER OF MOPPRS; REMARKETING

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Operating Partnership and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "-- Repurchase of MOPPRS" or "-- Redemption of MOPPRS." The purchase price for the tendered MOPPRS to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See "-- Notification of Results; Settlement." When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject to, among other things, the conditions that, since the Notification Date, no material adverse change in the condition of the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership will be required to repurchase the MOPPRS from the holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See "-- Repurchase of MOPPRS."

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to 5.649% (the "Base Rate") plus the Applicable Spread (as defined below) which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at a purchase price equal to the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Operating Partnership and the Trustee.

     "Dollar Price" means, with respect to the MOPPRS, the present value as determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Operating Partnership in The City of New York (which may include the Remarketing Dealer or one of its affiliates, but not both) selected by the Remarketing Dealer and reasonably acceptable to the Operating Partnership.

     "Treasury Rate" means, with respect to the Determination Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Determination Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated remaining maturity or maturities of thirty years.

     "Comparable Treasury Price" means, with respect to the Determination Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or
(b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (or their respective affiliates which are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer").

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date, as determined by the Remarketing Dealer.

     Notification of Results; Settlement. Provided the Remarketing Dealer has previously notified the Operating Partnership and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Operating Partnership, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity. All of the tendered MOPPRS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     In the event that the Remarketing Dealer purchases the tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment of 100% of the principal amount of the tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Operating Partnership to make or cause to be made such payment for the MOPPRS, as described below under "-- Repurchase of MOPPRS." In any case, the Operating Partnership will make or cause the Trustee to make payment of interest due on the Remarketing Date by book-entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book-entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to holders of tendered MOPPRS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     The Remarketing Dealer. The Operating Partnership and the Remarketing Dealer are entering into a Remarketing Agreement, the general terms and provisions of which are summarized below.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Operating Partnership in connection with the remarketing.

     The Operating Partnership will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from tendering holders of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the condition of the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the

Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events as set forth in the Remarketing Agreement.

     No holder of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 days after the delivery to the Operating Partnership and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Operating Partnership to appoint a successor Remarketing Dealer, if it desires to do so.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Operating Partnership as freely as if did not act in any capacity under the Remarketing Agreement.

REPURCHASE OF MOPPRS

     In the event that (i) the Remarketing Dealer for any reason does not notify the Operating Partnership of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, the Remarketing Dealer has terminated the Remarketing Agreement due to the occurrence of a material adverse change in the condition of the Operating Partnership and its subsidiaries, considered as one enterprise, an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS, or any other event constituting a termination event under the Remarketing Agreement, or
(iv) the Remarketing Dealer elects not to remarket the MOPPRS, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership will repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Operating Partnership to the DTC Participant of each tendering holder of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

REDEMPTION OF MOPPRS

     If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "-- Tender of MOPPRS; Remarketing" and "-- Repurchase of MOPPRS" and to the Operating Partnership's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Operating Partnership will notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Operating Partnership irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the MOPPRS Optional Redemption Price.

     The "MOPPRS Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Operating Partnership elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

CERTAIN COVENANTS

     Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are SDG, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of SDG, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Securities), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt would be greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets (as defined below) as of the end of the fiscal quarter prior to the incurrence of such additional Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt.

     In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt.

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred since the first day of such four-quarter period had been incurred, and the proceeds therefrom had been applied (to whatever purposes such proceeds had been applied as of the date of calculation of such ratio), at the beginning of such period, (ii) any other Debt that has been repaid or retired since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period),
(iii) any income earned as a result of any assets having been placed in service since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership, its Subsidiaries and by any unconsolidated joint venture, whenever the Operating Partnership, any Subsidiary, or any unconsolidated joint venture, as the case may be, shall create, assume, guarantee or otherwise become liable in respect thereof.

     Maintenance of Unencumbered Assets. The Operating Partnership is required to maintain Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Operating Partnership.

     As used herein:

     "Adjusted Total Assets" as of any date means the sum of (i) the defined amount determined by multiplying the sum of the shares of common stock of SDG issued in the initial public offering of SDG ("IPO") and the units of the Operating Partnership not held by SDG outstanding on the date of the IPO, by $22.25 (the "IPO Price"), (ii) the principal amount of the outstanding consolidated debt of SDG on the date of the IPO, less any portion applicable to minority interests, (iii) the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO, (iv) the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of Common Stock of SDG issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture, (v) the value of the DeBartolo Merger compiled as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures at the DeBartolo Merger date, and (vi) working capital of the Operating Partnership; subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion, based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

     "Annualized EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (ii) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

     "Annualized EBITDA After Minority Interest" means Annualized EBITDA after distributions to third party joint venture partners.

     "DeBartolo Merger" means the merger of SDG and DeBartolo Realty Corporation and related transactions consummated on August 9, 1996, pursuant to the Agreement and Plan of Merger between Simon Property Group, Inc. and DeBartolo Realty Corporation.

     "Debt" means any indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of indebtedness of unconsolidated joint ventures, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, and (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease or any lease of property by an unconsolidated joint venture as lessee which is reflected in such joint venture's balance sheet as a capitalized lease, in each case, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another person, the Operating Partnership's or Subsidiary's allocable portion of such obligation based on its ownership interest in the related real estate assets).

     "Interest Expense" includes the Operating Partnership's pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

     "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Unencumbered Annualized EBITDA After Minority Interest" means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

     "Unencumbered Assets" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

     "Unsecured Debt" means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

     Compliance with the covenants described herein generally may not be waived by the Board of Directors of SDG or the General Partners, as general partners of the Operating Partnership, or by the Trustee unless the holders of at least a majority in principal amount of all Outstanding Securities consent to such waiver.

     Merger, Consolidation or Sale. The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from an such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on the securities issued under the Indenture ("Debt Securities") and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

     Existence. Except as permitted under "-- Merger, Consolidation or Sale" above, the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (statutory and charter) and franchises; provided, however, that the Operating Partnership shall not be required to preserve any such right or franchise if it determines that the loss thereof is not disadvantageous in any material respect to the holders of the Securities.

     Maintenance of Properties. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

     Insurance. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value (subject to reasonable deductibles determined from time to time by the Operating Partnership) with financially sound and reputable insurance companies.

     Payment of Taxes and Other Claims. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and suppliers which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. The holders of Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Securities, as their names and addresses appear in the Security Register, without cost to such holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby: (a) change the stated maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture as supplemented) that would be due and payable upon acceleration of the maturity thereof or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage in principal amount of Outstanding Debt Securities necessary to modify or amend the Indenture, reduce the percentage of Outstanding Debt Securities necessary to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the percentage required to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each Outstanding Debt Security affected thereby.

     The Indenture provides that the holders of not less than a majority in principal amount of a series of Outstanding Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such Securities in the Indenture.

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add Events of Default for the benefit of the holders of all Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, to change or eliminate any restrictions on payment of the principal of or premium or interest on Debt Securities, to modify the provisions relating to global Debt Securities, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision or such amendment shall not apply to any then Outstanding Debt Security; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

     The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, owned by the Operating Partnership or any other obligor upon the Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

EVENTS OF DEFAULT

     The Indenture provides that the following events are "Events of Default":
(a) default for 30 days in the payment of an installment of interest on any Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Security at its maturity; (c) default in making an sinking fund payment as required for any Security; (d) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Securities issued thereunder other than), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $30,000,000 of any recourse indebtedness of the Operating Partnership, however evidenced, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property.

     If an Event of Default under the Indenture with respect to Securities at the time Outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the holders); provided, that in the case of an Event of Default described under paragraph (f) of the preceding paragraph, acceleration is automatic. However, at any time after such acceleration with respect to Securities as been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of Outstanding Securities may rescind and annul such acceleration and its consequences if (a) the Operating Partnership shall have deposited with the Trustee all amounts due otherwise than on account of such declaration, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal of the Securities have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the Outstanding Securities may waive any past default and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding Security affected thereby.

     The Trustee will be prepared to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of Securities of any default with respect to such Securities (except a default in the payment of the principal of (or premium, if any) or interest on any Security or in the payment of any sinking fund installment in respect of any Security) if a trust committee of Responsible Officers of the Trustee consider such withholding to be in the interest of such holders.

     The Indenture provides that no holders of Securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Outstanding Securities, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Securities at the respective due dates thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of Securities then Outstanding under the Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the Securities. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the Operating Partnership stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to the Securities (in the case of the MOPPRS, only after to the Remarketing Date) (except for the obligations to register the transfer or exchange of the Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of such Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Securities (including the restrictions described under "-- Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the Securities are payable at maturity, or Government Obligations (as defined below), or both, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and interest on the Securities on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

     "Government Obligations" means securities which are direct obligations of the United States of America or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

BOOK ENTRY; DELIVERY AND FORM

  The Global Securities.

     Each series of the Exchange Securities issued in the Exchange Offer will initially be represented by a single, permanent global Security in definitive, fully registered form (the "Global Securities"). Upon the issuance of the Global Securities, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Security to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Security will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture and under the Securities represented thereby. No beneficial owner of an interest in a Global Security will be able to transfer that interest except in accordance with the procedures provided for under the applicable procedures of DTC.

     Payments of the principle of, and interest on, the Securities represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Operating Partnership, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of Securities represented by a Global Security will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee. The Operating Partnership also expects that payment by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Security by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

     DTC has advised the Operating Partnership that it will take any action permitted to be taken by a holder of Securities (including the presentation of Securities for exchange as described below) only at the direction of one or more participants to whose account an interest in the Global Securities is credited and only in respect of such series and such portion of the aggregate principal amount of Securities as to which such participant or participants has or have given such direction.

     DTC has advised the Operating Partnership as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any the. Neither the Operating Partnership nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

  Certificated Securities

     Global Securities may not be transferred as or exchanged for physical certificates in registered form without coupons (the "Certificated Securities") except (i) if DTC notifies the Operating Partnership that it is unwilling or unable to continue to act as depositary with respect to the Global Securities or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Operating Partnership within 120 days, (ii) at any time if the Operating Partnership in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Certificated Securities or (iii) if the owner of an interest in the Global Securities requests such Certificated Securities, following an Event of Default under the Indenture, in a writing delivered through the depositary to the Trustee.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Operating Partnership believes to be reliable, but the Operating Partnership takes no responsibility for the accuracy thereof.

REGISTRATION RIGHTS

     The Operating Partnership has entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") for the benefit of the holders of the Securities wherein the Operating Partnership agreed, for the benefit of the holders of the Securities, to use its reasonable best efforts (i) to file with the Commission within 90 calendar days after the Closing Date a registration statement (the "Exchange Offer Registration Statement") with respect to the Exchange Securities and (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 135 calendar days after the Closing Date. Promptly after the Exchange Offer Registration Statement has been declared effective, the Operating Partnership will offer to holders the opportunity to exchange all their Securities of a series for Exchange Securities of the same series (the "Exchange Offer"). The Operating Partnership will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Securities but will, in any event, use its reasonable best efforts to cause the Exchange Offer to be consummated within 180 days of the Closing Date. For each Security validly tendered to the Operating Partnership pursuant to the Exchange Offer, the holder of such Security will receive an Exchange Security of the same series having a principal amount equal to the principal amount of the tendered Security.

     If, (i) because of any change in law or in currently prevailing interpretations of the Staff, the Operating Partnership is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days of the Closing Date, or (iii) in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Securities on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Operating Partnership within the meaning of the Securities Act or as a broker-dealer), then in each case, the Operating Partnership will
(x) promptly deliver to the holders written notice thereof and (y) at the Operating Partnership's sole expense (a) as promptly as practicable (but in no event more than 60 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resales of the Securities (the "Shelf Registration Statement"), (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, the end of such shorter period) after the Closing Date or such time as all of the applicable Securities have been sold thereunder. The Operating Partnership will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Securities has become effective and take certain other actions as are required to permit unrestricted resales of the Securities. A holder that sells Securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     If the Operating Partnership fails to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then a special interest premium (the "Special Interest Premium") shall become payable in respect of the Securities as follows:

     If (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 90th day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 135th day following the Closing Date or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 180th day following the Closing Date, the Special Interest Premium shall accrue from and including the next day following each of (a) such 90-day period in the case of clause (i) above, (b) such 135-day period in the case of clause (ii) above and (c) such 180-day period in the case of clause (iii) above, in each case at a rate equal to 0.50% per annum. The aggregate amount of the Special Interest Premium payable pursuant to the above provisions will in no event exceed 0.50% per annum. If the Exchange Offer Registration Statement is not declared effective on or prior to the 135th day following the Closing Date and the Operating Partnership shall request holders of Securities to provide the information called for by the Registration Rights Agreement referred to herein for inclusion in the Shelf Registration Statement, the Securities owned by holders who do not deliver such information to the Operating Partnership when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 180th day following the Closing Date. Upon (1) the filing of the Exchange Offer Registration Statement after the 90-day period described in clause (i), (2) the effectiveness of the Exchange Offer Registration Statement after the 135-day period described in clause (ii) above or (3) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (iii) above, the interest rate on each series of Securities from the date of such effectiveness or consummation, as the case may be, will be reduced to the original interest rate for such series of Securities.

     If a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, and if the Operating Partnership fails to keep such Shelf Registration Statement continuously (x) effective or (y) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any 12-month period (the 61st day being referred to as the "Default Day"), then from the Default Day until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or is useable, (ii) the date that is the second anniversary of the Closing Date (or, if Rule 144(k) is amended to provide a shorter restrictive period, the end of such shorter period) or (iii) the date as of which all of the Securities are sold pursuant to the Shelf Registration Statement, the Special Interest Premium shall accrue at a rate equal to 0.50% per annum.

     If the Operating Partnership fails to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, it shall give the holders notice to suspend the sale of the Securities and shall extend the relevant period referred to above during which the Operating Partnership is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of Exchange Securities, as the case may be) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Securities or to and including the date on which the Operating Partnership has given notice that the sale of Securities may be resumed, as the case may be.

     The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Securities by holders acquiring the Securities at the "issue price" (i.e., the first price at which a substantial amount of the Securities are sold to the public). This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, including changes in application, interpretation and effective date possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought.

     The tax treatment of a holder of Securities may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, foreign corporations, nonresident alien individuals and persons holding the Securities as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who will hold the Securities as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

     As used herein, the term "U.S. Holder" means a beneficial owner of Securities that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust, if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the Securities is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of Securities that is not a U.S. Holder.

EXCHANGE OFFER

     Pursuant to the Exchange Offer, the Securities may be exchanged for Exchange Securities, which do not differ materially either in kind or extent from the Securities. Accordingly, no gain or loss will be realized for United States federal income tax purposes upon an exchange of the Securities for the Exchange Securities pursuant to the Exchange Offer. A U.S. Holder will have the same basis and holding period in the Exchange Securities that it had in the Securities immediately prior to the exchange.

SPECIAL INTEREST PREMIUM

     Under the Registration Rights Agreement, the Operating Partnership will be required to pay a Special Interest Premium to some or all of the holders of the Securities under certain circumstances. Under the Treasury Regulations regarding contingent payment debt instruments (the "Contingent Payment Regulations"), any payment subject to a remote or incidental contingency (i.e., where there is a remote likelihood that the payment will be required or the potential amount of the payment is insignificant relative to the remaining payments on the debt instrument) is not considered a contingent payment and is ignored for purposes of computing original issue discount accruals. The Operating Partnership believes that the Special Interest Premium payments with respect to the Securities are subject to either a remote or incidental contingency. Accordingly, a U.S. Holder of a Security should be required to report any Special Interest Premium payment (as interest income) for United States federal income tax purposes only at the time such payment is made or properly accrued under the U.S. Holder's regular method of accounting. The Operating

Partnership's position that the Special Interest Premium payments are subject to a remote or incidental contingency is binding on all holders unless the holder discloses its differing position in a statement attached to its federal income tax return for the taxable year during which the Security was acquired.

ORIGINAL ISSUE DISCOUNT

     The Securities are being issued at a discount from their "stated redemption price at maturity," but the Securities will not have original issue discount ("OID"), because such discount will not exceed the statutory de minimis amount (an amount equal to 1/4 of 1% of the Securities' stated redemption price multiplied by the number of complete years from issue to maturity, or, in the case of the MOPPRS, the number of complete years from issue to the Remarketing
Date).

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION

     In general, a U.S. Holder of a Security will recognize gain or loss upon the sale, retirement or other taxable disposition of such Security in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a holder as ordinary income) and (ii) the U.S. Holder's adjusted tax basis in such Security. A U.S. Holder's tax basis in a Security generally will be equal to the price paid for such Security. Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by certain non-corporate taxpayers from the sale of a capital asset that has been held for more than 12 months will be subject to tax at a rate not to exceed 20%, and net capital gain recognized from the sale of a capital asset that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MOPPRS

     The United States federal income tax treatment of debt obligations such as the MOPPRS is not entirely certain. Because the MOPPRS are subject to mandatory tender or repurchase on the Remarketing Date, the Operating Partnership intends to treat the MOPPRS as maturing on the Remarketing Date for United States federal income tax purposes. By purchasing the MOPPRS, the U.S. Holder agrees to follow such treatment for United States federal income tax purposes. As a result of such treatment, interest on the MOPPRS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time accrued or received (in accordance with the U.S. Holder's regular method of tax accounting).

     Under the foregoing treatment, upon the sale, exchange or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the MOPPRS. A U.S. Holder's adjusted tax basis in a MOPPRS generally will equal such U.S. Holder's initial investment in the MOPPRS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such MOPPRS.

     There can be no assurance that the IRS will agree with the Operating Partnership's treatment of the MOPPRS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date. In that event, because the Interest Rate to Maturity would not be determined until the Determination Date, the MOPPRS would be treated as having contingent interest under the Contingent Payment Regulations. In that event, the Operating Partnership would be required to construct a projected payment schedule for the MOPPRS, based upon the Operating Partnership's current borrowing costs for comparable noncontingent debt instruments of the Operating Partnership, from which an estimated yield on the MOPPRS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the MOPPRS at the beginning of each interest accrual period and the estimated yield of the MOPPRS. In general, for these purposes, a MOPPRS' adjusted issue price would equal the MOPPRS's issue price increased by the interest previously accrued on the MOPPRS, and reduced by all payments made on the MOPPRS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of a MOPPRS (including a sale pursuant to the mandatory tender on the Remarketing Date) by a U.S. Holder, would likely differ if the MOPPRS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss. The Operating Partnership does not intend to treat the MOPPRS as having contingent interest and will not construct a projected payment schedule.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Security, unless such non-U.S. Holder is a direct or indirect 10% or greater partner of the Operating Partnership, a controlled foreign corporation related to the Operating Partnership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Security under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     In addition, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes gain upon retirement or disposition of a Security, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard. The Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater partner of the Operating Partnership or, at the time of such individual's death, payments in respect of the Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of a Security to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of a Security to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's federal income tax liability provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                       STATE AND LOCAL TAX CONSIDERATIONS

     In addition to the Federal income tax consequences described in "Certain Federal Income Tax Considerations," potential investors should consider the state and local income tax consequences of the acquisition, ownership and disposition of the Securities. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the Securities.

                  ERISA CONSIDERATIONS RELATING TO THE MOPPRS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each, including (a) and (b), a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under Section 4975 of the
Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Insurance v. Harris Trust and Savings Bank, 114 S.C. 517
(1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Operating Partnership and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Operating Partnership or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding, or sale of MOPPRS to the Remarketing Dealer could be deemed to be a direct or indirect violation of the prohibited transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions, such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons;

PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MOPPRS, a Plan should determine whether the Operating Partnership or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS, Plans should consult with their legal advisers concerning the impact of ERISA and Section 4975 of the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS is appropriate for the Plan, taking into account, among other things, the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                              PLAN OF DISTRIBUTION

     Each holder of the Original Securities (other than certain specified holders) who wishes to exchange the Original Securities for Exchange Securities in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Operating Partnership, (ii) the Exchange Securities to be received by it were acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities. In addition, in connection with any resales of Exchange Securities, any broker-dealer who acquired the Security for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Securities (other than a resale of an unsold allotment from the original sale of the Original Securities) with this Prospectus, as it may be amended or supplemented. Under the Registration Rights Agreement, the Operating Partnership is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of the Exchange Securities for a period of 180 days from the issuance of the Exchange Securities.

     Based upon interpretations by the staff of the Commission, the Operating Partnership believes that Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

     The Operating Partnership will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer for the purchasers of any such Exchange Securities. Any Participating Broker-Dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Operating Partnership has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                      VALIDITY OF THE EXCHANGE SECURITIES

     The validity of the Exchange Securities will be passed upon for the Operating Partnership by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The audited financial statements and schedules of SDG and the Operating Partnership and the examined pro forma combined condensed financial statements of Simon Property Group, Inc. as of and for the year ended December 31, 1997 incorporated by reference herein have been audited or examined by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements and schedules of Corporate Property Investors, Inc. and Corporate Realty Consultants, Inc. incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                          [SIMON DEBARTOLO GROUP LOGO]

                          SIMON DEBARTOLO GROUP, L.P.

     All tendered Original Securities, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                           for the Exchange Offer is

                            THE CHASE MANHATTAN BANK

                      By Mail, Hand or Overnight Courier:

                                55 Water Street
                            Room 234, North Building
                               New York, NY 10041
                           Attention: Carlos Esteves

                         Facsimile Transmission Number:

                                 (212) 638-7375
                               or (212) 344-9367
                        (For Eligible Institutions Only)

                             Confirm by Telephone:

                                 (212) 638-0828

                            Contact: Carlos Esteves

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Partnership Agreement of the Operating Partnership contains provisions indemnifying its general partners' officers and directors against certain liabilities. Such Partnership Agreement provides for indemnification of such general partners and their officers and directors to the same extent indemnification is provided to officers and directors of SDG in its Charter, and limits the liability of such general partners and their officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of SDG to the SDG and its stockholders is limited under the SDG's Charter. In addition, SDG's officers and directors are indemnified under Maryland law and SDG's Charter. SDG's Charter requires SDG to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. SDG's By-Laws contain provisions which implement the indemnification provisions of SDG's Charter.

     The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of SDG's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal.. Maryland law permits SDG to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. SDG's Charter contains a provision consistent with the MGCL. No amendment of SDG's Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     SDG has entered into indemnification agreements with each of SDG's directors and officers. The indemnification agreements require, among other things, that SDG indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. SDG also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if SDG obtains directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

 1     --  Purchase Agreement, dated as of June 16, 1998, by and among the Operating Partnership and the Initial Purchasers.
 4.1   --  Indenture, dated as of November 26, 1996, by and among the
           Operating Partnership and The Chase Manhattan Bank, as
           trustee (incorporated by reference to the form of this
           document filed as Exhibit 4.1 to the Registration Statement on Form S-3 (Reg. No. 333-11491)).
 4.2   --  Supplemental Indenture, dated as of June 22, 1998, by and among the Operating Partnership and The Chase Manhattan
           Bank, as trustee, relating to the Securities.
 4.3   --  Registration Rights Agreement, dated as of June 22, 1998, by and among the Operating Partnership and the Initial
           Purchasers.
 4.4   --  Remarketing Agreement, dated as of June 22, 1998, by and among the Operating Partnership and Merrill Lynch, Pierce,
           Fenner & Smith Incorporated, as the remarketing dealer.
 5*    --  Opinion of Willkie Farr & Gallagher.
12.1   --  Statement Regarding Computation of Ratio of Earnings to
           Fixed Charges.
23.1   --  Consent of Arthur Andersen LLP.
23.2   --  Consent of Ernst & Young LLP.
23.3*  --  Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).
24     --  Powers of Attorney (included on signature pages).
25     --  Statements on Form T-1 of Eligibility of Trustee.
99.1*  --  Form of Letter of Transmittal.
99.2*  --  Form of Notice of Guaranteed Delivery.
99.3*  --  Form of Letter to Clients.
99.4*  --  Form of Letter to Nominees.

---------------
* To be filed by amendment.

     (b) Financial Statement Schedules:

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrants pursuant to the provisions, described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 18, 1998.

                                          SIMON DeBARTOLO GROUP, L.P.

                                          By: SIMON DeBARTOLO GROUP, INC.,
                                            General Partner

                                          By:  /s/  Richard S. Sokolov

                                            ------------------------------------
                                            Name:  Richard S. Sokolov
                                            Title:   President

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Simon DeBartolo Group, Inc. and Simon DeBartolo Group, L.P., respectively, do hereby severally constitute and appoint David Simon and James M. Barkley, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-4, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                  TITLE                        DATE
                   ---------                                  -----                        ----

               /s/ HERBERT SIMON                  Co-Chairman of the Board of       September 18, 1998
------------------------------------------------    Directors
                 Herbert Simon

             /s/ RICHARD S. SOKOLOV               President, Chief Operating        September 18, 1998
------------------------------------------------    Officer and Director
               Richard S. Sokolov

                 /s/ BIRCH BAYH                   Director                          September 18, 1998
------------------------------------------------
                   Birch Bayh

          /s/ M. DENISE DEBARTOLO YORK            Director                          September 18, 1998
------------------------------------------------
            M. Denise DeBartolo York

             /s/ G. WILLIAM MILLER                Director                          September 18, 1998
------------------------------------------------
               G. William Miller

                   SIGNATURE                                  TITLE                        DATE
                   ---------                                  -----                        ----
             /s/ FREDRICK W. PETRI                Director                          September 18, 1998
------------------------------------------------
               Fredrick W. Petri

            /s/ TERRY S. PRINDIVILLE              Director                          September 18, 1998
------------------------------------------------
              Terry S. Prindiville

            /s/ J. ALBERT SMITH, JR.              Director                          September 18, 1998
------------------------------------------------
              J. Albert Smith, Jr.

               /s/ PHILIP J. WARD                 Director                          September 18, 1998
------------------------------------------------
                 Philip J. Ward

                                 EXHIBIT INDEX

EXHIBIT                              DESCRIPTION                           PAGE
-------                              -----------                           ----
 1       --  Purchase Agreement, dated as of June 16, 1998, by and among the Operating Partnership and the Initial Purchasers.
 4.1     --  Indenture, dated as of November 26, 1996, by and among the
             Operating Partnership and The Chase Manhattan Bank, as
             trustee (incorporated by reference to the form of this
             document filed as Exhibit 4.1 to the Registration Statement on Form S-3 (Reg. No. 333-11491)).
 4.2     --  Supplemental Indenture, dated as of June 22, 1998, by and among the Operating Partnership and The Chase Manhattan
             Bank, as trustee, relating to the Securities.
 4.3     --  Registration Rights Agreement, dated as of June 22, 1998, by and among the Operating Partnership and the Initial
             Purchasers.
 4.4     --  Remarketing Agreement, dated as of June 22, 1998, by and among the Operating Partnership and Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, as the remarketing dealer.
 5*      --  Opinion of Willkie Farr & Gallagher.
12.1     --  Statement Regarding Computation of Ratio of Earnings to
             Fixed Charges.
23.1     --  Consent of Arthur Andersen LLP.
23.2     --  Consent of Ernst & Young LLP.
23.3*    --  Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).
24       --  Powers of Attorney (included on signature pages).
25       --  Statements on Form T-1 of Eligibility of Trustee.
99.1*    --  Form of Letter of Transmittal.
99.2*    --  Form of Notice of Guaranteed Delivery.
99.3*    --  Form of Letter to Clients.
99.4*    --  Form of Letter to Nominees.

---------------
* To be filed by amendment.